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                           April 9, 2021

       Jay Puchir
       Chief Accounting Officer
       Ecoark Holdings, Inc.
       303 Pearl Parkway, Suite 200
       San Antonio, TX 78215

                                                        Re: Ecoark Holdings,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed April 2, 2021
                                                            File No. 333-255004

       Dear Mr. Puchir:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Michael D. Harris